Exhibit 99.1
FOR IMMEDIATE RELEASE
Company Contact:
Questcor Pharmaceuticals, Inc.
George Stuart
Vice President, Finance
& Chief Financial Officer
510-400-0700
QUESTCOR NOTIFIES SERIES B PREFERRED SHAREHOLDERS OF INTENT TO REDEEM ALL OUTSTANDING SHARES OF
SERIES B CONVERTIBLE PREFERRED STOCK
Union City, CA – November 21, 2005 – On November 18, 2005, Questcor Pharmaceuticals, Inc. (AMEX:QSC), a specialty pharmaceutical company that develops and commercializes novel therapeutics for the treatment of neurological disorders, notified the holders of Questcor’s Series B Convertible Preferred Stock of its intent to redeem on January 3, 2006 all outstanding shares of Series B Convertible Preferred Stock. Pursuant to the terms of the Series B Convertible Preferred Stock, January 3, 2006 is the first date on which Questcor could redeem the Series B Convertible Preferred Stock. The Series B preferred shareholders have the option to convert all or part of their Series B Convertible Preferred Stock into Questcor common stock prior to the January 3, 2006 redemption date.
Assuming full redemption, the Series B preferred shareholders will receive cash of $9,217,190. Should all of the Series B preferred shareholders convert their Series B Convertible Preferred Stock into Questcor common stock, Questcor would not pay the cash redemption amount but would instead issue 8,898,215 common shares to the Series B preferred shareholders. The redemption or conversion of the Series B Convertible Preferred Stock will eliminate the Series B cash dividend obligation of 10% in each of 2006 and 2007 and 12% thereafter. The redemption or conversion of the Series B Convertible Preferred Stock will also eliminate the Series B liquidation preference of $8,375,000 and all restrictive covenants.
“This continues our efforts to improve our financial position and is another important step in our strategy to reshape Questcor into a leading specialty pharmaceutical company focusing on neurological disorders” stated Jim Fares, President and Chief Executive Officer. “Assuming full redemption, we will avoid the potential dilution of 8,898,215 common shares and eliminate our cash dividend obligation, the Series B liquidation preference and the restrictive covenants, while maintaining a projected cash balance of approximately $17 million as of the redemption date. To the extent the Series B preferred shareholders convert all or part of their shares into common stock, we would retain cash, yet also eliminate the cash dividend obligation, liquidation preference and restrictive covenants.” Mr. Fares further stated, “As a result of the redemption or conversion of the Series B Convertible Preferred Stock and our previous debt retirements, we will no longer have any financial instruments requiring interest or dividend payments or containing restrictive operating covenants. We believe this better positions us to execute our strategy.”
About Questcor
Questcor Pharmaceuticals, Inc.® (AMEX: QSC) is a specialty pharmaceutical company that develops and commercializes novel therapeutics for the treatment of neurological disorders. Questcor currently markets H.P. Acthar® Gel (repository corticotropin injection), an injectable drug indicated for the treatment of exacerbations associated with Multiple Sclerosis. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to accurately forecast and create the demand for its product, the gross margin achieved from the sale of its product, Questcor’s ability to enforce its product returns policy, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell-through by Questcor’s distributors, the inventories carried by Questcor’s distributors, and the expenses and other cash needs for the upcoming periods, Questcor’s ability to obtain finished goods from its sole source contract manufacturer on a timely basis if at all, Questcor’s potential future need for additional funding, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on the sale of its products, uncertainties regarding Questcor’s intellectual property and other research, development, marketing and regulatory risks, and to the ability of Questcor to implement its strategy and acquire products and, if acquired, to market them successfully as well as the risks discussed in Questcor’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.